SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM RW



                          LOG POINT TECHNOLOGIES, INC.
                          ----------------------------

                                File No. 0-25281


     Log  Point  Technologies,   Inc.  hereby  requests  that  its  registration
statement on Form 10-SB, filed on January 20, 1999, be withdrawn prior to its effective date because financial statements were not filed.



Date:  January 27, 1999                      LOG POINT TECHNOLOGIES, INC.


                                             By:  /s/  Samuel P. Shanks
                                                 -------------------------------
                                                 Samuel P. Shanks